MOBILE PREPAID EXCLUSIVE MASTER SERVICE AGREEMENT

This Exclusive Master Service Agreement (the “Agreement”) is made and entered into as of this 23rd day of April, 2007 (the “Effective Date”), by and between Europhone USA, LLC., a New York Limited Liability Company (“EUROPHONE” or the “Company”) and, PARALLEL NO LIMIT, INC, a Delaware Corporation (“Client”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the “Definitions” section set forth on Schedule D.

WHEREAS, Client has agreed to engage EUROPHONE, and EUROPHONE has agreed to be engaged, to provide certain carrier network and carrier network connected services, sale of Eugro Mobile, information technology, back office support services and consulting services to Client in accordance with the terms of this Agreement; and

WHEREAS, EUROPHONE acquired cell time and related services from independent third parties.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EUROPHONE and Client (individually each a “Party” and collectively the “Parties”) agree as follows:

ARTICLE II
TERM/DEPOSIT

2.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue in effect for a period of five (5) years from the date of this agreement, unless terminated earlier in accordance with the terms hereof (the “Initial Term”). Following expiration of the Initial Term, this Agreement shall automatically renew for successive two (2) year terms (the “Renewal Term” and, collectively with the Initial Term, the “Term”) unless either: (i) Client notifies EUROPHONE in writing at least seventy (70) days prior to the expiration of any Term that Client does not wish to renew the Agreement; (ii) EUROPHONE notifies Client in writing at least seventy (70) days prior to the expiration of any Term or that EUROPHONE does not wish to renew the Agreement; (iii) EUROPHONE notifies Client in writing at the that is six months after the date hereof or fifty days prior to the expiration of any Term, in the event that EUROPHONE does not have at least the requisite Minimum Activations and Active Subscriber Base (as hereinafter defined) as of such date, or (iv) Client and EUROPHONE are unable to agree upon the pricing for the Renewal Term as provided in this Section and as a result EUROPHONE or Client elects to terminate this Agreement as provided in this Section. The price to be paid for the Services during any automatic renewal period shall be as mutually agreed between EUROPHONE and Client. EUROPHONE shall notify Client in writing of any proposed changes in pricing under direct control of EUROPHONE or other terms during a renewal period at least fifty (50) days prior to the expiration of the then current term. The parties shall negotiate in good faith for the pricing and other terms that will apply in the renewal period. In the event that Client and EUROPHONE cannot mutually agree upon the prices and other terms for the Services within fifty (50) days following such notice, then either Client or EUROPHONE may terminate this Agreement upon written notice to the other party. Notwithstanding the foregoing, EUROPHONE, in its sole discretion, may terminate this Agreement at the end of the six month anniversary of this Agreement and at the end of any year in accordance with subparagraph (iii) above, if Minimum Activations for such fiscal year have not been met by Client, and either party may terminate in accordance with their rights in ARTICLE VIII.

2.2 Buy Out. Should the contract terminate due to any of the provisions of 2.1 above the Client shall be due a continuing commission of only 4% of the gross sales generated by the then current subscriber base attributable to Client for a period of three (3) years from the termination date of the contract. Said commission to be paid if and as earned, on a monthly basis within 5 business days of the end of each calendar month. EUROPHONE shall not be required to pay any other commissions or payments scheduled herein or otherwise agreed to by the parties whether to the Client or any of its affiliates, sub distributors, tier groups, or otherwise.

2.3 Deposit. Client shall pay and maintain a deposit of $100,000 (the “Deposit”) to EUROPHONE, which may be used in the event of any non-payment or default of Client. The $100,000 Deposit shall be held in a segregated, interest bearing account of EUROPHONE, with interest accruing on said Deposit. EUROPHONE shall have the right to increase the foregoing deposit to a reasonable amount to be agreed upon by the parties, if the dollar amount of purchases increase substantially above the Minimum Activations and Active Subscriber Base.

ARTICLE III
EUROPHONE SERVICES

3.1 Services. During the Term, EUROPHONE will provide to Client the services described in Schedule A attached hereto (the “Services”) in accordance with the terms set forth in this Agreement and the Schedules attached hereto. The Services may be performed by EUROPHONE directly, or, as described herein or otherwise agreed to by the Parties, through one or more sub-contractors selected by EUROPHONE. In the event that EUROPHONE sub-contracts any services hereunder, EUROPHONE shall be responsible for the performance of the Services by EUROPHONE’s subcontractors and will permit Client, to the extent allowable under EUROPHONE’s agreements, to pursue warranty remedies against such EUROPHONE subcontractors directly after notice to EUROPHONE if Client feels best served by doing so. In addition, EUROPHONE will provide Client with the Carrier Network and carrier network connected services described in Schedule D, in accordance with the terms set forth therein. Client expressly acknowledges that, except as expressly provided in Schedule D, EUROPHONE makes no warranty and shall have no liability to Client or its subscribers, for the carrier network and carrier network connected services. Except as expressly provided herein with respect to the Services (or any additional services to be performed as described in Section 3.2), EUROPHONE does not assume any obligations of Client with respect to Client’s business or data processing requirements.

3.2 Additional Services. During the Term, Client may request that EUROPHONE provide certain services not included within the scope of the Services such as long distance and one way systems. Any such additional services will be provided, subject to the parties’ mutual agreement, including an agreement on the rates and other fees to be paid by Client to EUROPHONE.

3.3 Service Levels. EUROPHONE shall use commercially reasonable efforts to perform the Services in a manner which meets its clients reasonable expectations and will deliver on the goals mutually agreed to and set forth in this Agreement. EUROPHONE provides no service on carrier network and carrier network connected services.

3.4 Control of Resources. EUROPHONE shall have the exclusive right to manage all EUROPHONE resources used in providing the Services as EUROPHONE deems appropriate, including the right to relocate and substitute computer equipment, personnel and other resources, and to change computer configurations and procedures. EUROPHONE will use commercially reasonable efforts to comply with industry best practices with regards to security, system redundancy, and all hosting standards with respect to the Services. EUROPHONE agrees to notify Client, in writing, of all technology changes, conversions, and or relocation affecting Client 30 days prior to cut-over, or as commercially reasonable.

3.5  Carrier Operating/MVNO Agreement. EUROPHONE shall provide Client access to carrier network and carrier network connected services through EUROPHONE’s resale arrangements upon approval by the selected carrier, and subject to the terms of Schedule D. EUROPHONE will use commercially reasonable efforts to make any necessary system modifications to support future changes from the carriers to carrier network and carrier network connected services that occur from time to time.

3.6 Exclusivity. (a) Client agrees that EUROPHONE shall be the exclusive provider to Client, whether directly or through EUROPHONE subcontractors, of the Services and carrier network and carrier network connected services. Client agrees that during the Term, Client shall not solicit, contract for, or obtain any services that substitute for or compete with the Services and carrier network and carrier network connected services from any person or entity other than EUROPHONE, without the prior express written approval of EUROPHONE, which approval may be withheld in EUROPHONE’s sole discretion. The parties also agree that Client shall be the exclusive distributor of EUROPHONE for the Services (but not for any “One World One Sim” card or similar related products or services) within the United States. Additionally, Client may distribute, on a non exclusive basis, the Services within Canada and Mexico only. Client will make best efforts to ensure that Services sold by it or its distributors, agents or affiliates, are not sold or distributed outside of the United States, Canada or Mexico. Client further acknowledges that should Client breach the provisions of this Section 3.6, EUROPHONE would be irreparably harmed and that damages would be an inadequate remedy and therefore, EUROPHONE shall be entitled to injunctive or other equitable relief without obligation to post bond or other security (and Client hereby expressly waives and disclaims any such requirement). EUROPHONE hereby acknowledges that Client currently has several thousand customers using CDMA services provided by Locus Communications. Client shall be allowed to continue to service such customers until their termination but shall not solicit new customers under the existing agreement. Client shall make every effort to convert such subscribers to the GSM or CDMA services provided under this agreement.

(b)  Nothing herein shall be deemed to limit, in any way, the scope or extent of EUROPHONE’s business or EUROPHONE’s ability to:

(i) enter into contracts with third parties wherever located or, to sell directly to such parties the “One World One Sim” card or related products or Services (or any other products or services that do not constitute part of the Services, as defined herein), anywhere in the world on an exclusive or non exclusive basis (provided that any right granted to Client to sell such cards may only be made pursuant to a separate agreement agreed to by the parties, which agreement shall provide, among other things, that the sale of the One World One Sim or similar cards or services to or by Client, shall be non-exclusive and limited to sales in the United States only),

(ii) sell any and all products and Services of any kind, anywhere outside of the United States, and grant exclusive or non exclusive licenses for the foregoing anywhere outside of the United States,

(iii) make direct sales of any and all products and Services to end purchasers wherever in the world located, whether through internet, Company owned stores (which may be located anywhere), call in centers or otherwise,

(iv) open one or more stores in whole or in part owned by EUROPHONE or its affiliated group of companies anywhere in the world, for the purposes of selling any and all products and Services whatsoever,

(v) sell any and all products and Services directly to corporations, entities, government bodies or organizations subject to the paragraph of Section 3.6 (c).

In addition, EUROPHONE may market, sell, license and advertise its products and services for any of the permitted purposes set forth in subparagraphs (i) through (v) of Section 3.6.

(c) The parties agree that either party may solicit and sell the products to corporations or similar entities, entities, banks, government bodies, or other organizations for use by such entities by their employees or for promotional and gift related purposes. Notwithstanding the foregoing, prior to either the Client or EUROPHONE’s approaching any such entity to solicit said sales, such party shall advise the other party herein (the “Receiving Party”) of their intent to so solicit to such company and entity and, if , the Receiving Party already has a bonafide connection with active plans and intentions of soliciting such entity or is otherwise in the process of actively marketing to such entity then, upon receipt of a written statement therefore from the Receiving Party, the non-Receiving Party shall not approach said entity for sales at such time until the termination of a period of four months after the termination of the Receiving Party’s relationship with the said entity.

ARTICLE IV
CLIENT RESPONSIBILITIES

4.1 Client Responsibilities. During the Term, it shall be solely Client’s responsibility to provide EUROPHONE with the data related to Client’s business, and perform the activities, which EUROPHONE deems necessary to carry out the Services described hereunder and the carrier network and carrier network connected services described in Schedule D, including without limitation the data and activities set forth in this Article IV.

4.2 Operating Instructions. Client will cooperate with any written operating instructions provided by EUROPHONE to Client from time to time for purposes of assuring proper performance of the Services. EUROPHONE will provide appropriate personnel to explain such instructions as reasonably necessary for Client’s compliance with them. In the event that Client fails to comply with any such operating instructions, EUROPHONE shall be excused from any breach arising from, or service level credits associated with, errors in accuracy, timeliness and/or other obligations, as the situation may determine, in its performance of the Services to the extent any failure in EUROPHONE’s performance results from Client’s failure to comply with such operating instructions.

4.3 Cooperation. Client shall cooperate with EUROPHONE by making promptly available, as requested by EUROPHONE, such management decisions, personnel, information, data, approvals and acceptances as may be required to enable EUROPHONE to properly perform its obligations under this Agreement.

4.4 Production Manager. Client shall designate one of its suitably qualified employees to serve as the Production Manager for Client with respect to the Services, and carrier network and carrier network connected services provided hereunder. The Production Manager shall be EUROPHONE’s primary contact with Client, and EUROPHONE shall be entitled to rely upon the instructions, decisions and/or approvals provided by Client’s Production Manager. Client may replace the Production Manager from time to time by providing EUROPHONE with written notice designating a new Production Manager. In the event that the Production Manager is replaced, the client will promptly provide EUROPHONE with the name and contact information for the new Production Manager.

4.5 Applicable Approvals and Compliance with Law. It shall be Client’s sole responsibility to obtain, pay, comply with and maintain any and all applicable federal, state and agency regulations, laws, rules, titles and tariffs which apply to the business of Client. Client shall be solely responsible for all of its federal, state and local sales, income payroll or other taxes. Client agrees that EUROPHONE shall have no responsibility for such compliance whatsoever.

4.6 Minimum Activations Per Year. Client shall procure 150,000 activations during each year that this Agreement is in effect, with the first year ending on April 1, 2007 (said minimum required sales amount will be increased from year to year pursuant to this Section 4.6, is referred to herein as the “Minimum Activations”). Notwithstanding the foregoing, before the end of the six month period immediately following the date of this Agreement (the “Trial Period”), Client shall have procured at least 75,000 Minimum Activations during such six month period (not pro-rated). Each year thereafter during the term, the Minimum Activations from sales generated by Client shall increase by 10% cumulatively from the year before (i.e. the prior year’s Minimum Activations multiplied by 110%). In the event that the foregoing Minimum Activations are not satisfied, EUROPHONE may terminate this Agreement, without penalty (other than payments under Section 2.2), at the end of any year in accordance with Section 2.1. By way of example only, if Minimum Activations for the year ended December 31, 2008 is below 165,000 during such calendar year, then EUROPHONE may terminate this Agreement.

4.7 Minimum Subscriber Base. At the date that is fifty (50) days prior to the end of the Initial Term or any subsequent Renewal Term, the minimum subscriber base of existing active account users (as increases from year to year, the “Active Subscriber Base”) shall be on track to be equivalent to the Minimum Activations fur such year and said Active Subscriber Base shall be no less then 75,000 as of the date that is six months after the date of this Agreement. If the Active Subscriber Base is not equivalent to the Minimum Activation (or is not equal to 75,000 on the six month anniversary of this Agreement) then this Agreement may be terminated pursuant to Section 2.1. By way of example, if the Active Subscriber Base on December 31, 2008 is below 165,000 during such calendar year, then EUROPHONE may terminate this Agreement.

ARTICLE V
RECORD RETENTION AND RETRIEVAL

EUROPHONE shall maintain customer data files to the extent that the same is readily available to EUROPHONE, specifically the bill images and the rated call detail, on-line for access and retrieval by Client for the current billing month and the 11 (11) preceding months. Records shall be retained on behalf of EUROPHONE at a secure facility for a period of two (2) years following the billing year and, thereafter, shall be delivered to Client for any further required retention. EUROPHONE shall retrieve records for Client, at Client’s request and expense, within fifteen (15) Business Days of such request.

ARTICLE VI
INVOICING AND PAYMENT FOR SERVICES

6.1 Charges and Payment; Sim Chips, Hardware. Client and the Company agree that the settlement process will be on a weekly basis via ACH for the prior week’s shipments. EUROPHONE will ACH the Client (as applicable based upon how client establishes genealogy) (i) within one business day of the shipment of cellular phones and other hardware and , (ii) simultaneously upon activation of any sim chips, cards or other services. The activity is based upon the agreed upon contractual rates agreed to at the time of sale thereof.

In the event of a payment default, using ACH, that is not cured within one (1) business day, and in addition to other remedies at law or in equity, any one or more of the following may occur at EUROPHONE’s sole discretion and option:

(a)  All channel / dealer portals may be suspended.

(b)  All channel / dealer portals shall be reactivated after the following conditions have been met:

i.  A full accounting of all open invoices shall be performed and all open invoices must be paid current;

ii.  A five day equivalent deposit shall be provided by Client upon request based on the daily average of the previous five business days as shall be determined by Company.

iii.  The cure payments shall be received via wire transfer by Company.

(c)  Failure to cure within five business days will result in the Company’s right to take any or both of the following actions:

i.  Possible deactivation of all Subscribers; or

ii.  Sale of current Subscribers to Company or another MVNO.

(d)  The proceeds from any sale or transfer of Subscribers shall be used to offset any amounts due to the Company as a result of Client’s breach, with the balance to be paid to the Client to the extent of commissions owed to the Client, as set forth in Section 2.2.

6.2 Residuals :Any residuals payable to Client shall be paid as provided in Schedule C based upon the difference between the Client’s commission rate and any commission already held at point of sale by Client or dealer. Payment Cycles will be bi-monthly 1st - 15th and 16th through the end of the month. Payment will be due 5 days after the end of each payment cycle. Except as otherwise provided herein, amounts Client owes to EUROPHONE or third-parties under this Agreement for related service fees in Schedule C shall be due and payable by Client within thirty (30) calendar days of the invoice date. Any amounts remaining unpaid for more than thirty (30) calendar days after the applicable invoice date shall bear interest at the rate of 1.5% per month (but in no event to exceed the highest applicable lawful rate of interest).

6.3 Charges and Payments for Activations, Airtime, and Reactivations. Client and the Company agree that the settlement process will be on a daily basis via ACH for daily activity, billed directly from Client’s or Client’s dealer’s accounts. EUROPHONE will ACH the Client or Client dealers, as applicable, (based upon how Client establishes genealogy) on the Monday of the subsequent week or the following business day should Monday a holiday for all activity on the Client of Client dealer’s payment reports. The activity is based upon the transaction contract rates as defined in Schedule C. Payments shall post in accordance with Section 6.1.

6.4 Default. In the event of non-payment under Section 6.1 or 6.2, EUROPHONE may debit the amount from the initial Deposit, in addition to any other remedies available to it.

ARTICLE VII
MODIFICATION OF THE CUSTOMER ACQUISITION, BILLING, AND CARE SYSTEM

7.1 General. EUROPHONE services shall be provided through the back office support generally provided to EUROPHONE (“Back Office Systems”). EUROPHONE shall have responsibility for preparing any modifications to its Back Office Systems and providing product support services with respect to them as is deemed necessary at EUROPHONE’s sales division.

7.2 Installation of Patches and Maintenance Fixes. Client acknowledges and agrees that it will be necessary for EUROPHONE or its supplier(s)/service providers to periodically install patches and maintenance fixes to its Back Office Systems to perform the Services. EUROPHONE shall be entitled to determine when and how to install such patches and maintenance fixes. Client acknowledges and agrees that the application of patches and maintenance fixes shall be in accordance with EUROPHONE’s (or its supplier(s)/service providers’) internal process. EUROPHONE shall notify Client in writing in advance of a planned installation of a patch or maintenance fix that may affect Client.

7.3 Installation of Operating System Hardware, Storage, Software and Network. Client acknowledges and agrees that periodically it will be necessary for EUROPHONE to install current maintenance and/or new versions of Operating System Hardware, Storage, Software and Network components to perform the Services. EUROPHONE shall be entitled to determine when to install these components in its sole discretion.

7.4 Subscriber Base Ownership. With the exception of the contractual rights as provided herein or the rights of end-users as granted by law, EUROPHONE is and shall be the sole and exclusive owner of the subscribers and user base of the Services and of the phone numbers issued thereby. EUROPHONE may transfer such user base to different carriers or service providers from time to time. Client acknowledges that it shall not have any such ownership rights and that it may not cause or facilitate the transfer or migration of any numbers or Services to other carriers or service providers other then as directed by EUROPHONE from time to time and further agrees to provide migration assistance as necessary in order to assist with the foregoing.

ARTICLE VIII
DISPUTES AND REMEDIES

8.1 Notice of Breach and Opportunity To Cure. No breach of this Agreement, including without limitation a breach of warranty hereunder, shall be actionable by either Party unless such Party has, as an express condition precedent to commencing such an action or proceeding, provided written notice to the Party in breach specifying the breach in reasonable detail and providing the Party in breach an amount of time to cure such breach (if reasonably capable of cure) as provided below, and the Party in breach fails to cure the breach within such notice period.

8.2 Termination For Cause. In the event either Party to this Agreement shall be in material breach of this Agreement (other than for nonpayment which is governed by Section 8.3 and ARTICLE VI) and (i) where EUROPHONE is the breaching Party, it fails to substantially cure such breach within seventy (70) days after its receipt of a written notice specifying the details of the breach, and (ii) where Client is the breaching Party, it fails to substantially cure such breach within thirty (30) days after its receipt of a written notice specifying the details of the breach or, (iii) with respect to any material breach capable of cure which cannot reasonably be cured within the cure periods specified in subsections (i) and (ii) above, should the breaching Party fail to proceed within the applicable cure period specified in subsections (i) and (ii) above to commence curing the breach and thereafter to proceed with all due diligence to cure the breach, the Party not in breach of this Agreement may terminate this Agreement by giving prompt written notice of termination. Notwithstanding the foregoing, Client understands that EUROPHONE obtains its hardware and time related services from third parties, and that breach or failure by such parties to provide services or hardware to EUROPHONE shall be an additional and valid defense to any claim asserted against EUROPHONE for damages caused by such breach or failure.

8.3 Termination For Nonpayment. In the event Client fails to pay all amounts due EUROPHONE in accordance with the terms of this Agreement, then EUROPHONE may terminate this Agreement by providing Client with written notice of termination; provided, however, that in the event that the disputed amount is greater than 15%, then, undisputed amount shall be paid immediately, with the disputed amount placed in escrow with an escrow agent determined by the parties in good faith. All other invoices shall be invoiced and paid regularly in accordance with this Agreement on an ongoing basis, presuming that the provisions of the previous sentence is complied with. The principals of each party shall meet within five (5) business days with sufficient documentation to resolve the dispute. In the event that the dispute is not resolved within such time, EUROPHONE may treat such failure as a non-payment hereunder. Client waives its right to dispute any invoiced amounts if it does not provide written notice of such dispute within sixty (60) days of the date of or receipt of the invoice. In the event of a dispute, Client must pay the entire invoiced amount in full and, in such event, the Parties will exercise good faith to resolve the amounts due under the invoice within seventy (70) days after Client has disputed the invoiced amount. In the event that a disputed amount is not resolved within such seventy (70) day period, or EUROPHONE reasonably determines that such dispute will not be resolved within such seventy (70) day period, both parties shall submit such dispute to arbitration in accordance with 8.6 below. Notwithstanding the foregoing, EUROPHONE’s obligation to deliver additional services shall cease after one (1) day in the event of non-payment pursuant to ARTICLE VI.

8.4 Termination Due To Insolvency. In the event either Party to this Agreement becomes or is declared insolvent, becomes subject to a voluntary or involuntary bankruptcy or similar proceeding, or makes an assignment for the benefit of all or substantially all of its creditors, then the other Party to this Agreement may terminate this Agreement by giving written notice thereof to such Party which notice shall specify the date of termination.

8.5 Termination for Fraud. Client shall not assist or participate in any fraudulent usage by end-users and shall analyze and report any such known or suspected usage to the Company and take corrective action to resolve and prevent such fraudulent usage. The Company may also, in its sole discretion, take any corrective action or exercise other legal or equitable rights it has, as against end-users reasonably suspected by it of committing fraud, including without limitation, deactivating such user’s account(s)

8.6 Dispute Resolution. This Section 8.6 governs any dispute, disagreement, claim or controversy between Client and EUROPHONE arising from or related to this Agreement (a “Disputed Matter”). All Disputed Matters shall be referred jointly to senior executives of each of the Parties. If such executives do not agree upon a resolution within ten (10) days after referral of the matter to them, the parties shall proceed with binding arbitration as follows:

(a) Arbitration: Any and all disputes, controversies or claims arising out of or in connection with this letter or the breach, termination, validity thereof, or the work performed hereunder shall be settled by final and binding arbitration in accordance with the American Arbitration Association ("AAA") rules as presently in force. The appointing authority shall be the AAA. The arbitration shall be heard and determined by three arbitrators. Each party shall name one arbitrator. The third arbitrator shall be named by the appointing authority. If one of the arbitrators is unable to serve, due to death, disability or other reason, the party appointing said arbitrator shall appoint a replacement arbitrator. The place of arbitration shall be in New York; provided, however, that EUROPHONE shall have the right to consolidate any arbitration hereunder with any arbitration proceeding involving a EUROPHONE third party supplier (including a EUROPHONE subcontractor), and in such event, the place of arbitration shall be in such venue in the United States called for in the arbitration proceeding with which this instant proceeding has been consolidated. The award shall be made and payable in U.S. dollars, free of any tax or other deductions. The award may include interest from the date of any breach or other violation of this Agreement. The arbitrators shall fix the appropriate rate of interest from the date of the breach or other violation to the date that the award is paid in full. In no event, however, should the interest rate during such period be lower than the prime commercial lending rate for favored borrowers published from time to time by the Wall Street Journal. The parties may stipulate whether discovery will be limited or broad ranging. If the parties fail to so stipulate, the appointing authority will determine the method of discovery that will be used. Parties may introduce expert witnesses and take at least three depositions of one another. The arbitration panel possesses broad authority to issue interim measures of protection. All notices to be given in connection with the arbitration shall be in writing.

ARTICLE X
ERROR CORRECTION, LIMITATION OF LIABILITY AND INDEMNITY

10.1 Error Correction. Client shall be responsible for the data, information and input supplied to EUROPHONE by Client or on behalf of Client. EUROPHONE shall have no liability of any kind with regard to errors that are attributable to incorrect data, information or input supplied to EUROPHONE by Client or on behalf of Client. With regard to errors which are caused solely by an error of EUROPHONE or its service provider(s), Client shall provide written notice to EUROPHONE of such error and (i) for reports run on a daily basis, EUROPHONE shall only be required to retroactively reprocess such reports if Client first reports such error to EUROPHONE within two (2) days of Client’s first receipt of output from EUROPHONE that evidences the error; (ii) for reports run on a weekly basis, EUROPHONE shall only be required to retroactively reprocess such reports if Client first reports such error to EUROPHONE within six (6) days of Client’s first receipt of output from EUROPHONE that evidences the error; and (iii) for reports run on a monthly basis, EUROPHONE shall only be required to retroactively reprocess such reports if Client first reports such error to EUROPHONE within twenty (20) days of Client’s first receipt of output from EUROPHONE that evidences the error. For purposes of the preceding sentence, a report shall be considered “daily,” “weekly,” or “monthly” based on the frequency with which the report is actually run for Client, and not on the basis of the report’s classification generally. In the event that EUROPHONE, through no fault of Client, has mistakenly calculated the rates applicable to Client’s Subscriber base, or has otherwise printed materially erroneous information on Client’s bills to its Subscribers, and the bill cycle processing for the following month has not already been completed by EUROPHONE, then EUROPHONE shall correct the miscalculation or the error and reprocess the relevant billing data within seven (7) days after such error is brought to the attention of EUROPHONE. Otherwise, EUROPHONE will alert Client to the problem and mutually agree on the remedial action that EUROPHONE will take without additional expense to Client provided that such report shall be completed within thirty (30) days after such error is brought to the attention of Client.

10.2 Scope of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN CONNECTION WITH THE PROVISION OR USE OF THE SERVICES OR ANY OTHER OBLIGATION OF SUCH PARTY UNDER THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS (EXCEPT WITH RESPECT TO THE FEES AND OTHER CHARGES AND AMOUNTS PAYABLE UNDER THIS AGREEMENT), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, INDEMNITY, NEGLIGENCE, OR WARRANTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

The Parties have agreed that the limitations specified in this Section 10.2 shall not apply to liabilities of one party to the other under Section 10.3 or in the event of Client’s breach of any of Sections 3.6(a), 3.6(c), 8.5, 13.1 or 13.2; and (b) will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose and (c) do not apply with respect to Client’s liability in connection with carrier network and carrier network connected services. These limitations represent an allocation of risk between the Parties and are an essential and material part of this Agreement.

10.3 General Indemnification.

(a) Indemnity by Client. Client shall indemnify, protect, defend and hold harmless EUROPHONE and its directors, shareholders, officers, agents, suppliers, service providers, assignors, attorneys and affiliates from and against, any Liabilities asserted against or as incurred by such persons or entities arising out of or relating to any third-party claims for: (i) bodily injury to or death of any person caused by Client or its agents, subcontractors or employees; (ii) damage to, or loss or destruction of, tangible real property or tangible personal property caused by Client or its agents, subcontractors or employees; (iii) alleged infringement of third-party rights to intellectual property Client provided to EUROPHONE for the purpose of carrying out this Agreement; and (iv) Client’s failure to comply with any applicable state or federal law or regulation, including without limitation any conduct by Client in violation of any regulations promulgated by the Federal Communications Commission, the Federal Trade Commission or the State Public Utility Commissions such as “slamming” and “cramming” violations.

(b) Indemnity by EUROPHONE. EUROPHONE shall indemnify, protect, defend and hold harmless Client and its directors, shareholders, officers, agents, attorneys and affiliates from and against, any liabilities asserted against or as incurred by such persons or entities arising out of or relating to any third-party claims for: (i) bodily injury to or death of any person caused by EUROPHONE or its agents, subcontractors or employees; (ii) damage to, or loss or destruction of, any tangible real property or tangible personal property caused by EUROPHONE or its agents, subcontractors or employees; and (iii) alleged infringement of third-party rights to intellectual property EUROPHONE provided Client for the purpose of carrying out this Agreement.

(c) Indemnity Procedure. The obligations to indemnify, protect, defend and hold harmless included in this Agreement shall not apply to the extent the indemnified Party was responsible for giving rise to the matter upon which the claim for indemnification is based and will not apply unless the indemnified Party (i) promptly notifies the indemnifying Party of any matters in respect of which the indemnity may apply and of which the indemnified Party has knowledge (provided that the failure to provide such prompt notice shall not relieve a Party of any obligation under this Section not materially affected by such failure); (ii) gives the indemnifying Party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the indemnifying Party shall not settle any such claim or action without the prior written consent of the indemnified Party (which shall not be unreasonably withheld or delayed); and (iii) cooperates with the indemnifying Party, at the indemnifying Party’s cost and expense in the defense or settlement thereof. The indemnified Party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis.

ARTICLE XI
WARRANTIES

11.1 Services. EUROPHONE warrants to Client that all Services provided hereunder will be performed in a good and workmanlike manner in accordance with generally accepted industry standards. In the event of any failure by EUROPHONE to conform to the foregoing warranty in any material respect, EUROPHONE shall, upon notice by Client, use good faith efforts to cure or correct such failure at EUROPHONE’s expense, as soon as reasonably practical after Client’s written notice to EUROPHONE as provided herein. This Section 11 sets forth Client’s exclusive remedies and EUROPHONE’s only obligation for breach of warranty or other duty related to the quality of the Services. The foregoing warranty is expressly conditioned upon (i) Client providing EUROPHONE with prompt written notice of any claim during the Term, which notice must identify with particularity the non-conformity; and (ii) Client’s full cooperation with EUROPHONE in all reasonable respects relating thereto, including assisting EUROPHONE to locate and reproduce the non-conformity. The foregoing warranty will not apply to the extent that the alleged breach of warranty is due to carrier network or carrier network connected services, third-party hardware, software and any other services or goods supplied by Client and which do not conform to their respective technical, functional and performance specifications and criteria, as such criteria was specified by the third party (or Client), and EUROPHONE shall have no liability or obligation as a result thereof.

THE EXPRESS WARRANTY PROVIDED HEREIN IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF EUROPHONE FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE SERVICES, CARRIER NETWORK AND CARRIER NETWORK CONNECTED SERVICES, OR ANY FAILURE THEREOF.

11.2 WARRANTY DISCLAIMER. THE EXPRESS WARRANTY MADE IN SECTION 11.1 IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EUROPHONE EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

ARTICLE XII
INTELLECTUAL PROPERTY RIGHTS AND USE OF MARKS

12.1 Intellectual Property Rights. Client acknowledges and agrees that the data provided by EUROPHONE (or its service provider(s) or supplier(s) to configure Client’s master dealer portal (including without limitation data entered as part of the plans, rules and tables configuration) and any other proprietary data provided to Client pursuant to this Agreement (or otherwise provided to Client by EUROPHONE or its affiliates that relate to its business, sources or intellectual property) is confidential and proprietary to Client, Client shall not use or copy, and shall ensure that its employees, agents, and affiliates do not use or copy, that data as configured by EUROPHONE for any person or entity other than EUROPHONE.

12.2 Ownership of Media. Unless furnished by Client or its carriers, and with the exception of the media delivered by EUROPHONE to Client on which the reports and outputs provided hereunder are contained, as between Client and EUROPHONE, all media upon which Client data is stored is and shall remain the property of EUROPHONE.

12.3 Use of Marks.

(a) The Parties currently contemplate that Client branding may appear in some fashion on or in Subscriber bills, reports, correspondence and related materials (collectively referred to as “Billing Materials”). Each Party acknowledges the other Party’s rights in and to their respective copyrights, trademarks, service marks, logos, trade names and other proprietary marks or those of its third party licensors (collectively referred to as “Marks”). Nothing in this Agreement shall be construed to grant either Party any license to or rights in or to the other Party’s Marks, except as set forth in Section 12.3(b) below.

(b) Client acknowledges that it does not have any rights to the “Eugro,” “Europhone,” “Eugro,” or “One World One Sim” marks, or phrases or names similar to such marks, and that the same is owned by EUROPHONE or its affiliates.

(c) EUROPHONE shall use the EUGRO specific trademark(s), trade name(s) and product name(s): (1) in conjunction with the Services and Billing Materials as contemplated herein, or (2) on or in connection with the reproduction of computer media and related materials and as contemplated herein. Client shall have no right to use any EUROPHONE Marks without the advance written consent of EUROPHONE, which shall not be unreasonably withheld if such Marks are used in accordance with this intended purpose under this Agreement, subject further to non-default by Client of this Agreement. Client may be required to execute a waiver of license agreement further limiting or delineating use of such Marks. Client shall use the trademarks and names only in such a way as to enhance the value and visibility of the brand through its advertising and marketing materials. For the avoidance of doubt, any license to use any trademarks, trade names as product names shall terminate simultaneously with this Agreement.

(d) The use of each Party’s Marks shall comply with any local laws. Neither Party nor its subsidiaries, nor its successors in interest, shall (or shall cause others to) challenge, file suit or initiate proceedings, or contest in any other manner the other Party’s ownership rights or rights to use, or allow its subsidiaries to use such Party’s Marks to identify any goods or services of such Party and its subsidiaries.

(e) The owner or licensor of the Marks may discontinue the use of any or all of its Marks on any Billing Materials or the like at its sole option.

(f) Except as otherwise permitted herein, neither Party will use, or permit their respective employees, agents and subcontractors to use, the Marks of the other Party, or the other Party’s affiliates, whether registered or unregistered, without such Party’s prior written consent.

(g) Client hereby agrees to indemnify, defend and hold harmless EUROPHONE and all of its officers, directors, employees, shareholders, suppliers, consultants and third-party contractors from any Liabilities as incurred by them as a result of any claim, statutory or at common law, arising from or related to any alleged infringement by Client, including without limitation any alleged contributory infringement, as a result of any unlawful use of EUROPHONE’s marks.

ARTICLE XIII
CONFIDENTIAL INFORMATION/ NONCIRCUMVENT

13.1 Confidential Information. EUROPHONE and Client agree that all information in whatever form exchanged between the Parties concerning the Services and carrier network and carrier network connected services shall be treated by the receiving Party as confidential (“Confidential Information”) and shall be held in strict confidence and used only for purposes of this Agreement. No such information shall be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party, except: (i) to subcontractors or vendors of the receiving Party who have signed a confidentiality agreement no less restrictive than that set forth in this Section 13.1; and (ii) as may be necessary to enforce this Agreement or by reason of legal, accounting or regulatory requirements. Notwithstanding the foregoing, information shall not be considered Confidential Information where the receiving Party can demonstrate that such information:

(i) was in the public domain on or prior to the date of this Agreement; or

(ii) was lawfully in the possession of the receiving Party on or prior to the date of this Agreement or the disclosure; or

(iii) became part of the public domain, by publication or otherwise, not due to any unauthorized act or omission on the part of the receiving Party; or

(iv) was independently created or derived by the receiving Party without the aid of any Confidential Information provided to the receiving Party by the disclosing Party; or

(v)	is supplied to the receiving Party by a third party as a matter of right and is not in violation of any confidentiality agreement between such third party and the disclosing Party.

13.2 Non-Circumvention. Client shall not on its own, through its agents, subcontractors, employees, servants, executives, owners or affiliates (or any entity owned or controlled, or under common ownership with, directly or indirectly, any of the foregoing), or by disclosure to any other person or entity circumvent or otherwise contact, directly or indirectly any source for services or service providers utilized by EUROPHONE in connection with providing services under this Agreement, or other related contacts that are part of the Confidential Information, or any other potential source introduced by EUROPHONE, during the Term of this Agreement and for a period of twenty four (24) months after the cessation of any business between the Parties, without notifying the Company first and receiving actual consent thereto in writing from Company. Provided, however, that if the Agreement is terminated by EUROPHONE other than for cause or non-payment, then the foregoing twenty-four (24) months provided shall be reduced to twelve (12) months.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.1 Non solicitation of Employees. Each Party acknowledges that the other Party’s success in its industry is largely dependent on the performance of its personnel and that, therefore, each Party expends substantial resources in connection with employment and training. Accordingly, neither Party shall hire, either as an employee or contractor, any person who was a Restricted Employee of the other Party at any time during the twelve (12) months preceding such hiring or retention, without obtaining the advance written consent of the other Party. A Restricted Employee is any employee or third-party contractor (including employees thereof) of a Party, excluding members of the clerical staff.

14.2 Binding Effect; Assignment. Neither party may assign or otherwise transfer or convey any of its rights, duties or obligations under this Agreement (except subcontracting as authorized herein) without the prior written consent of the other Party except either Party may, upon written notice to the other Party (but without any obligation to obtain the consent of such other party), assign this Agreement or any of its rights hereunder to any person or entity who succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such Party, if such person or entity agrees in writing to assume and be bound by all of the obligations of such party under this Agreement. Any attempted assignment, transfer or delegation in contravention of this paragraph will be void and of no force and effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

14.3 No Waiver. No failure of either Party to exercise any power or right given either Party hereunder or to insist upon strict compliance by either Party with its obligations hereunder, and no custom or practice of the Parties at variance with the terms hereof shall constitute a waiver of either Party’s right to demand exact compliance with the terms hereof.

14.4 Excused Performance. Each Party shall be excused from performance, and shall have no liability beyond what is included in this Agreement, for any period and to the extent that such Party is prevented, hindered or delayed from performing any Services or other obligations under this Agreement, in whole or in part, as a result of acts, omissions or events beyond the reasonable control of such Party, including by way of illustration and not limitation, acts or omissions of the other Party, third-party nonperformance, failure or malfunction of computer or telecommunications hardware, equipment or software, breach or other nonperformance by such Party’s vendors and suppliers, due to strikes or labor disputes, riots, war or terrorism, fire, acts of God or governmental regulations; provided that such Party shall resume performance hereunder promptly upon resolution of such acts, omissions or events.

14.5 Rights Cumulative. All rights, powers, and privileges conferred hereunder upon the Parties shall be cumulative and shall not restrict those given by law.

14.6 Singular Includes Plural. The singular of any word in this Agreement includes the plural.

14.7 Notices. Whenever under this Agreement one Party is required or permitted to give notice to the other, such notice shall be deemed given when delivered in hand or by overnight courier with tracking capability, or three (3) Business Days after the date mailed by United States mail, certified mail, return receipt requested, postage prepaid, and addressed as follows:

In the case of EUROPHONE:

EUROPHONE USA LLC
181 WESTCHESTER AVENUE, Suite 303c
Port Chester, NY 10573
Attention: Anna Aspras
Fax : (914) 937-4100

With a copy to :

Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, New York 10036
Attention : Joseph Goldberg, Esq.
Fax : (212) 751-0928

In the case of Client:

PARALLEL NO LIMIT , INC.
40 Commerce Place, Suite 105
Hicksville, NY 11801
Attention: Dennis Gross

Either Party may change its address for notification purposes by giving the other Party three (3) days prior written notice of the new address and the date upon which it will become effective.

14.8 Relationship of Parties. In furnishing services to Client, EUROPHONE is acting as an independent contractor. This Agreement shall not be deemed to create a partnership, joint venture or fiduciary relationship between the Parties.

14.9 Severability. In the event any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions of this Agreement shall not be affected and, in lieu of such invalid or unenforceable provision, there shall be added automatically as part of this Agreement one or more provisions as similar in terms as may be valid and enforceable under applicable law.

14.10 Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, understandings or agreements, whether oral or written, relating to the subject matter hereof. All prior or contemporaneous representations, understandings or agreements, whether oral or written, that are not expressly set forth within the four corners of this Agreement are hereby deemed waived, superseded and abandoned.

14.11 Amendments. No amendment or modification of this Agreement will be binding on either of the Parties to this Agreement unless such Amendment is contained in a written document which expresses an intention to amend this Agreement and is executed by both the Parties.

14.12 Counterparts. This Agreement may be executed in several counterparts all of which taken together shall constitute one single agreement between the Parties.

14.13 Headings. The article and section headings included in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

14.14 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

14.15 Currency. All monetary amounts stated in this Agreement are stated in United States Dollars, and all amounts due hereunder shall be paid by Client in United States Dollars.

14.16 Terms Confidential. The terms and conditions of this Agreement are confidential and shall be treated as such by the Parties. The Parties will not disclose the pricing terms, and services offered to ANY third parties. Notwithstanding the foregoing, however, (i) Client or EUROPHONE may disclose to potential investors the Agreement in full provided Client obtains a non-disclosure agreement from its investor(s) that effectively limits the investor(s) from disclosing this Agreement to any party other than investor(s) (excluding bona-fide Venture Capital firms who have a policy not to sign non-disclosure agreements, but are held to professional standards of confidentiality; (ii) either party may disclose such portions of this Agreement (excluding the schedules hereto unless expressly required to do so by governmental authorities) as may be required for the filing of financial disclosure or other reports, filings and forms with the Securities and Exchange Commission, the FCC or other governmental agencies under applicable statutes and regulations; and (iii) Client will permit EUROPHONE to use Client as a reference with Client’s advance approval, which approval shall not be unreasonably withheld by Client

14.17 No Third-Party Beneficiaries. The provisions of this Agreement are for the benefit of the Parties hereto and not for any other person.

14.18 Survival. The provisions of Section 3.6, 4.6, 6.2, 8.6, 10.2, 10.3, 11.2, all of Sections 12 and 13 Section 14.1, and 14.14 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement by a duly authorized representative as of the date indicated adjacent to their signatures hereon.

EUROPHONE USA, LLC	PARALLEL NO LIMIT, INC.

By:_______________________________	By:_______________________________

Name:Vasilios Koutsobinas	Name:Dennis Gross

Title:President	Title: President

Date:______________________________	Date: _____________________________

SCHEDULE A

EUROPHONE SERVICES

As further described below, the Services available under this Schedule A and the Master Service Agreement (“MSA”) shall consist of the following. EUROPHONE shall also provide such other services as may be mutually agreed upon as to description and price in accordance with Section 3.2 of the MSA.

1.	Implementation Services
2.	Customer Acquisition Services
3.	Equipment Fulfillment Services
4.	Carrier Provisioning Services
5.	Back Office System Operations
6.	Subscriber Care Services - 24 Hours a day, 7 Days a week
7.	Activity Reporting Services
8.	Management Consulting / Back Office Customization Services
9.	Service Bureau Interfaces

In addition, and subject to the terms and conditions of Schedule D, EUROPHONE shall provide Client with the carrier network and carrier network services described therein.

II. IMPLEMENTATION

1. EUROPHONE shall assist Client in making decisions regarding Clients implementation data which is subsequently loaded into EUROPHONE’s Back Office Systems.

2. EUROPHONE shall also provide system administrative functions including pricing modifications, table updates and configuration information, as necessary for Client’s implementation.

III. CUSTOMER ACQUISITION
Commencing on the Cutover Date, EUROPHONE shall provide Client access to EUROPHONE’s “POS” system over the internet only. The POS web site shall provide the following information, functions and capabilities:

1.	Description of Eugro Mobil’s products and services.
2.	Rates and rate plans for Eugro Mobile’s selected products and services.
3.	Offer Subscribers the ability to order Eugro Mobile products and services.
4.	Enable Client to evaluate the credit worthiness of Subscribers.
5.	Enable Subscriber to review billing, balance, and payment information.
6.	Any other information as mutually agreed upon between EUROPHONE and Client.

Client may acquire Subscribers through EUROPHONE’s POS system as follows:

1.	Client may utilize EUROPHONE’s website as a point of sale system at a manned retail location or in Client’s privately owned customer acquisition call center; or
2.	Client’s subscriber may directly access and utilize the website to activate all services with no assistance from client or EUROPHONE’s customer acquisition team.

IV. ACTIVITY / CLIENT PROFITABILITY REPORTING

Client shall have access to standard reporting packages that permit the management of activations and deactivations by promo code, sales rep, location, date, and other key factors driving Client’s business. All such reports shall be available in real time via EUGROMOBILE web site. Client may request that EUROPHONE provide additional reports. EUROPHONE shall evaluate such request, and if approved, shall provide them, at no additional cost to Client, within forty (40) Business Days of such approval. If EUROPHONE determines that it will incur significant additional time and costs in producing Client’s requested reports, EUROPHONE shall provide Client with a written quote regarding the costs and timeframes associated with implementation of such additional reporting.

SCHEDULE B

ACH Debit Agreement
ACH Agreement

This Agreement, dated as of March 7, 2007, is between EUROPHONE USA LLC,
(“Originator”) and Parallel No Limit Inc.___________________________, (“Receiver”).

RECITALS
A.
Receiver wishes to have Originator initiate Debit or Credit Entries to its account specified below (the “Account”) in payment of obligations owed by Receiver to Originator or Originator to Receiver pursuant to the terms of this Agreement, the laws of the state of New York and the Rules relating to Corporate entries (the “Rules”) of the National Automated Clearing House Association and Originator is willing to initiate such Entries on the terms set forth below.

B.	Unless otherwise defined herein, capitalized terms shall have the meanings provided in the Rules as set forth below:

ACH: Automated Clearing House Network. A funds transfer system, governed by the NACHA Operating Rules, that provides for the interbank clearing of electronic entries for participating financial institutions.

Originator: Any individual, corporation or other entity that initiates entries into the ACH Network.

Receiver: An individual, corporation or other entity who has authorized an Originator to initiate a credit or debit entry to an account held at a Receiving Depository Financial Institution.

Entry(ies): An electronic item representing the transfer of funds in the ACH.

Credit: An entry to the record of an account to represent the transfer or placement of funds into the account.

Debit: An entry to the record of an account to represent the transfer or removal of funds from the account.

AGREEMENT
In consideration of the mutual promises contained herein, Originator and Receiver agree as follows:

1. Authorization:
Subject to the terms set forth below, Receiver authorizes Originator to initiate Debit and/or Credit Entries to the Account in accordance with the Rules for obligations owing from time to time by Receiver to Originator or Originator to Receiver resulting from transactions or services provided under Schedule C.

2. Authorization Limitations:
No Entry shall be initiated under this Agreement except in conformity with the authorization provided above. The Originator will debit the invoice amount (Weekly Payment Report) on the due date as specified on each invoice. The number of Debit Entries made in a calendar month will be limited to the number of invoices due. The Originator will initiate Credit Entries to the Receiver as applicable from time to time. The Originator will provide notice of a debit or credit transaction on a daily basis via the Payment Report. No single Entry initiated under this Agreement shall be in excess of the invoice amount.

3. Originator’s Failure to Originate:
Receiver shall not be deemed to default on any obligation or suffer any loss of discount or other penalty by reason of the failure of Originator to initiate any Debit Entry in accordance with the terms of this Agreement, or by reason of any delay in receipt by Receiver’s financial institution, or the non-receipt by such institution of any Debit Entry initiated by Originator.

4. Compliance with ACH Operating Rules:
Receiver shall comply with and be bound by the ACH Rules as in effect from time to time.

5. Acceptance and Return of Entries:
Nothing contained herein shall be deemed to require Receiver or its financial institution to accept any Entry initiated under this Agreement, and any such Entry may be returned in accordance with the Rules. Receiver shall not be deemed to have accepted any Entry that is returned in accordance with the Rules. Originator shall not be deemed in default on any obligation or suffer any loss of discount or other penalty by reason of the return of any Entry, provided such Entry was initiated in accordance with the terms of this Agreement. Notwithstanding any statement contained in any Entry or any data transmitted with any Entry, and notwithstanding the failure to return any Entry in accordance with the Rules, Receiver shall not be deemed to have accepted any Entry as being in the correct amount if, within three days after receipt of the Entry by its financial institution, Receiver provides written notice to Originator of a discrepancy.

6. Credit for Entries:
Unless such Entry is returned in accordance with the Rules, Receiver shall, as of the date the amount of such Entry is credited to the Account, credit Originator with the Amount of each Entry received and interest or other charges payable with respect to the amount of such Entry shall cease of the time. Unless such Entry is returned in accordance with the Rules, Originator shall, as of the date of such Entry is credited to its Account with its financial institution, credit Receiver with the amount of each
Entry received.

7. Information:
Each Entry initiated under this Agreement shall be accompanied by the following information: The ach batch number and other applicable identifier information.

8. Receiver’s Account:
The following is the deposit account maintained by Receiver:
Financial Institution: Citibank
Account No.: 74283859 ABA 021000089
Location: Bethpage, NY
Telephone No.:
If receiver is a natural person, Receiver acknowledges to Originator that the account is, and during the term of this Agreement, will be, maintained primarily for business, and not for personal, family, or household purposes.

9. Questions and Errors:
In the event of any questions or error relating to Entries initiated pursuant to this
Agreement, Receiver should contact Anna Aspras, (914) 937-3900 ext. 19, and Originator should contact Fred Kortmann_______________ (_516__)939___-0001____.

10. Liabilities of Parties: Neither Originator nor Receiver shall be liable for the act or omission of any Automated Clearing House, financial institution, or other person. The Receiver is responsible for ensuring that funds are available on the due date. If funds are not available on the specified due date, then the Receiver shall cure the amount due Originator via wire transfer within one business day.

11. Notice: Any written notice or other written communication required or permitted to be given under this Agreement shall be delivered, or sent by United States registered mail, postage prepaid,

And, if to Originator, addressed to:

EUROPHONE USA, LLC
181 Westchester Avenue, Suite 303c
Port Chester, NY 10573
Attn: Anna Aspras

And, if to Receiver, addressed to:

PARALLEL NO LIMIT, INC.
40 Commerce Place, Suite 105
Hicksville, NY 11801
Attn: Fred Kortmann, CFO

unless another address is substituted by notice delivered or sent as provided herein.
Any such notice shall be deemed given when so delivered.

12. Termination: This Agreement may be terminated by Originator or Receiver at any time by giving 30 days prior written notice to the other party. Notwithstanding such termination, this Agreement shall remain in force and effect as to all transactions that have occurred prior to the date of the termination.

13. Headings: Headings are used for reference purposes only, and shall be deemed a part of this Agreement.

14. Law Governing: This Agreement shall be construed in accordance with and governed by the laws of the state of New York.

15. Entire Agreement: This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous negotiations, representations, and agreements with respect hereto, and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement may be amended only by a written statement, signed by both parties.

EUROPHONE USA, LLC

_____________________________________	___________________
By: Vasilios Koutsobinas, President	Date

PARALLEL NO LIMIT , INC.

_____________________________________	___________________
By:	Date

I (we) hereby authorized EUROPHONE USA LLC, to initiate via Debit Entries, debit transactions and, if necessary, credit correction and adjustment transactions to my (our) account at _Citibank_________________________________.

AUTHORIZATION AGREEMENT FOR DIRECT DEPOSITS (ACH DEBITS)

Originator                         Originator
Name_____ EUROPHONE USA, LLC ___________ID Number___

EUROPHONE USA LLC hereinafter called ORIGINATOR, is authorized by ______________ hereinafter called RECIEVER, to initiate debit entries to its XX Checking Account / ⑀⍺ Savings Account (select one) indicated below at the depository financial institution named below, hereafter called DEPOSITORY, and to credit the same to such account. RECEIVER acknowledges that the origination of ACH transactions to our account must comply with the provisions of U.S. law.

Depository Name __Citibank___________________ Branch __Bethpage ______________________

City __Bethpage____________________ State__NY____________________ Zip_______________________

Routing No ._021000089_________________________ Account No. 74283859________________________________

This authorization is to remain in full force and effect until ORIGINATOR has received written notification from RECEIVER of its termination in such time and in such manner as to afford ORIGINATOR and
DEPOSITORY a reasonable opportunity to act on it.

Receiver      Receiver
Name_Parallel No Limit Inc_________________________________ ID Number_________________________________

Name__Fred Kortmann__________________________________ Title__CFO____________________________________

Dated:_3/7/2007_______________________ Signature______________________________________________

SCHEDULE C

EUROPHONE CHARGES

See Schedule B for ACH agreement

SCHEDULE D

CARRIER (VERIZON / OTHER) IR AGREEMENT

DEFINITIONS

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such a Person.

“Authentication” or “Authenticatable” refers to Equipment that meets published CIA guidelines for random A-key authentication as such guidelines may be amended from time to time.

“Brownout” shall mean the temporary blocking of automatic Roaming in a particular portion of the Territory or, with respect to a Roaming Carrier, in that Carrier’s MSA, RSA, BTA, or MTA.

“BTA” shall mean all or any portion of the Basic Trading Area in which the Carrier is authorized by the FCC to offer CMRS, GSM and/or Data Service.

“Carrier” shall mean the underlying carrier providing wholesale access to their network or a Person licensed by the FCC to offer CMRS, GSM and/or Data Service.

“CDMA” shall mean code-division multiple access.

“Cloning Fraud” shall mean an illegal or fraudulent activity wherein a legitimate number assignment module (NAM) or an electronic chip in a unit of Equipment is replaced to duplicate a legitimate End User’s Equipment Information, generally occurring by the unauthorized interception and programming of a valid End User’s Equipment ID and/or Number into another unit of Equipment.

“Commercial Mobile Radio Service” (“CMRS”) shall mean each and every radio service that is defined by the Federal Communication Commission (“FCC”) as CMRS pursuant to 47 CFR 20.9 and other provisions of the FCC’s rules; including, but not limited to, cellular, PCS, paging, messaging, air-to-ground, specialized mobile radio services and enhanced specialized mobile radio services, satellite, and any other radio service that the FCC may in the future define as CMRS.

“Company Service” shall mean the Carrier CMRS, GSM and/or Data Service provided using the Carrier Facilities.

“Control” (including the correlative meanings of the terms “Controlling”, “Controlled by” and “under common Control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power in fact or in law to direct or cause the direction of management policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Customer” shall mean a Person other than IR or an End User acquiring or using Company Service from Company.

“Data Service” shall mean the transmission of data packets using technology, including 1X Service, EVDO Service, or such other successor packet-switched, non-voice, systems/services.

“Effective Date” shall mean the date on which the authorized representative of Company and IR execute the Master Service Agreement.

“End User” shall mean the Person who purchases Company Service from IR.

“Equipment” shall refer to the End User’s radio telephone equipment that is technically and operationally compatible with the Company Service including mobile, portable or transportable telephones and data communications devices, facsimile machines, personal communications devices and any other wireless or similar devices used by End Users in conjunction with or in order to utilize Company Service, and accessories and enhancements associated therewith.

“Equipment ID” shall mean the unique electronic serial number, such as ESN, MEID (mobile equipment identifier) or similar term, assigned to a unit of equipment.

“EVDO Footprint” means those portions of the Territories where EVDO Service is available as of the Effective Date, as may be changed from time to time.

“EVDO Service” (“EVDO”) means the 1xEVDO high-speed broadband packet data transport service provided over the Company Facilities, or such alternative high-speed broadband packet-switched service as may succeed EVDO.

“Facilities” means the telecommunications switching equipment, cell site transceiver equipment and other equipment maintained, expanded, modified or replaced by Carrier, as applicable, to provide CMRS, GSM and/or Data Service.

“FCC” shall mean the Federal Communications Commission.

“Fraudulent Usage” with respect to the use of CMRS, GSM and/or Data Service shall include, but not be limited to, the following:

(i) accessing, altering or interfering, or attempting or assisting another to access, alter or interfere, with the Carrier Facilities and/or information of Carrier, any Customer or End user by rearranging, tampering or making any unauthorized connection with any Equipment, Facilities or Systems, or using any scheme, false representation or false credit devices, or by, or through, any other fraudulent means or devices whatsoever, whether within or outside of the Territories (including, without limitation, Cloning Fraud and the alteration, modification or other change to Equipment which would be viewed by the Facilities as the provision of CMRS, GSM and/or Data Service to two pieces of Equipment through one Number); (ii) using CMRS, GSM and/or Data Service in such a manner so as to interfere unreasonably with the use of CMRS, GSM and/or Data Service by Company or any Customers or End Users; (iii) using the CMRS, GSM and/or Data Service to convey information of a nature or in such a manner that renders such conveyance unlawful or to convey information found to be unlawful, including, but not limited to, a finding that such language was foul, profane, obscene, salacious or prurient, or to impersonate another person with fraudulent or malicious intent, or for any purpose in violation of the law, or in such manner as to interfere unreasonably with the use of CMRS, GSM and/or Data Service by any other Customer or End User; and/or (iv) any other unauthorized, wrongful or misappropriated use of CMRS, GSM and/or Data Service (including, without limitation, subscription fraud and Cloning Fraud) on a Number assigned to IR, whether or not such Number is currently active and whether such use is by IR or any End User.

“GSM” shall mean Global System for Mobile Communications.

“Home SID” refers to a SID associated with an MDN assigned to an End User.

“Independent Representative” (“IR”) refers to the Person who is contracting under this Agreement and, to the extent that such term is used herein to describe required conduct or to obligate IR, the term shall also include any Affiliate, employee, principal, representative, officer, agent, subagent, other distributor, entity, or partnership if IR, and shall correspondingly create an obligation on the part of IR to bind such other Person accordingly.

“Inventory Status” means the condition or state of an MDN available to IR but not yet assigned to an End User, or the condition or state of an MDN assigned to an End User but subsequently disconnected and not re-assigned.

“Invoice” means an invoice of charges, fees, deposits, or other amounts owed to Company.

“IS95A Data” means a circuit-switched transport method.

“KB” shall mean kilobyte, and is a unit of measurement of usage of EVDO Service and/or 1X Service.

“MDN” means the mobile directory number that is received from the North American Numbering Plan Administration (“NANPA”) for the purpose of receiving calls from the PSTN. It is a telephone number (“NPA-NXX-XXXX”) used to access CMRS, GSM and/or Data Service for use with Equipment.

“MIN” shall mean the mobile identification number, which is announced to Carriers by Company for the purpose of providing CMRS, GSM and/or Data Service and processing calls/transmissions on the Carrier Facilities.

“MSA” shall mean all or any portion of the Metropolitan Statistical Area in which Carrier is authorized by the FCC to offer CMRS, GSM and/or Data Service.

“MTA” shall mean all or any portion of the Major Trading Area in which Carrier is authorized by the FCC to offer CMRS, GSM and/or Data Service.

“Number” means the MIN and/or MDN used to provide access to CMRS, GSM and/or Data Service

“OTAPA” means Carrier’s over-the-air parameter administration application, or any other Carrier-initiated network over-the-air programming, providing the capability for Carrier-initiated programming of MDNs, including, but not limited to, remotely updating the Home SIDs, PRLs and MDNs in OTAPA-capable units of Equipment, which because such functionality is not currently deployed by Carrier may be subject to System availability/limitations such as, but not limited to, the requirement that the Equipment be physically in the Home SID for such update to be successful.

“OTASP” means Carrier’s over-the-air service provisioning providing the capability for OTASP capable Equipment to initiate the programming of Numbers, including, but not limited to, remotely updating the Home SIDs, PRLs and Numbers, in OTASP-capable Equipment on Carrier Facilities, where available, subject to Carrier’s billing system availability.

“Person” shall mean any individual, subsidiary, corporation, partnership, co-partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

“PRL” means Carrier’s Preferred Roaming List. The PRL is a proprietary list of SIDs that identifies Carrier Facilities for system selection based on service arrangements between the Carrier and other Carriers or within the Carrier.

“PSTN” means the public switched telephone network.

“Reseller” shall mean the party who holds title to the Carrier wholesale contract.

“Roaming” shall mean the CMRS, GSM and/or Data Service, as and when available, provided to an End User outside of the Territories, or when an End User is in the Territories but using a Roaming Carrier’s Facilities.

“Roaming Carriers” shall mean Carriers with whom the underlying Carrier or its Affiliates have agreements for the provision of CMRS, GSM and/or Data Service.

“RSA” shall mean all or any portion of the Rural Service Area in which Carrier is authorized by the FCC to offer CMRS, GSM and/or Data Service.

“SID” means the five-digit code assigned to each market by the FCC for each license issued to a Carrier.

“Systems” shall include, but not be limited to, Carrier’s billing system and Company’s billing system.

“Territory” or “Territories” shall mean the areas in which Carrier is currently licensed and provides the Service.

“1X Service” means high-speed packet data transport service.

 ARTICLE I

REPRESENTATIONS BY IR

1.1 ACKNOWLEDGEMENT. IR has read and understands all terms and conditions set for in this Agreement and acknowledges and agrees:

1.1.1 is a nonexclusive purchaser of Company Service;

1.1.2 IR has had the opportunity to independently investigate the CDMA, CMRS, GSM and/or Data Service and/or Equipment sale/leasing business and the profitability (if any) and risks thereof and is not relying on any representation, guarantee, or statement of the Company other than that set forth in this Agreement;

1.1.3 Company has not represented; (a) IR’s prospects or chances for success selling Company Service under this agreement; (b) the total investment that IR may need to make to operate under this Agreement (Company does not know the amount of the total investment that may be required for this purpose); or (c) that it will limit its efforts to sell Company Service or establish other IRs;

1.1.4 IR will not obtain any exclusive rights under this Agreement either with respect to territory or otherwise, and understands that Company may appoint other agents, dealers or IRs in the territories.

ARTICLE II

OBLIGATIONS OF IR

  2.1 IR SERVICES. Subject to the terms and conditions set forth herein, IR shall resell the Company Service in accordance with the eligibility requirements on which such Company Service is offered and only in the Territories with at least the Minimum Activations each year. IR acknowledges and agrees that this is a non-exclusive relationship; Company shall have other resellers, agents, and other representatives that sell the Company Service. IR shall be solely responsible for all risks, expenses and liabilities incurred in connection with its resale of Company Service, including, but not limited to, Fraudulent Usage associated with the MDNs provided to IR.

2.2 FRAUD. IR shall not assist or participate in any Fraudulent Usage. If fraudulent usage occurs or is suspected by IR on an MDN assigned to IR, IR shall promptly analyze, investigate and take corrective action to resolve and prevent further fraudulent usage from occurring. If IR fails to take corrective action to resolve the fraudulent usage and Carrier, in its sole discretion determines that the ongoing fraudulent usage adversely affects Carrier’s ability to provide CMRS, GSM and/or data service, Carrier may take corrective action.

IR shall be financially responsible for all fraudulent usage on MDN’s assigned to IR and acknowledges it is not eligible for any credits for fraudulent usage, including, but not limited to, cloning fraud.

2.2.1 IR Participation.  IR shall actively participate and cooperate with Company in implementation of new and existing Company fraud prevention tools, including, but not limited to, Authentication, Roaming restrictions, use of personal identification numbers (“PIN”) codes and Brownouts.

2.2.2 Authentication. Company has implemented Authentication in most of the Territories. For the Authentication feature to operate, the End User must have Authenticatable Equipment. IR shall install and/or make available to its End Users only Authenticatable Equipment in accordance with Section 2.4 of this Agreement. IR shall ensure that the Equipment complies with the Carrier’s policies for Authentication, which include, but are not limited to, i) delivery of Equipment ID/random A-key information directly to Carrier from the manufacturer of the Equipment prior to any request for activation of the associated Equipment, ii) complying with the Carrier provided EDI procedures, iii) perform a test call exceeding thirty (30) seconds in duration following the activation of CMRS, GSM and/or data service on a number, regardless of whether the Equipment is in its assigned home market or roaming

2.2.3 CMRS, GSM and/or Data Service Restriction. The underlying Carrier reserves the right to impose any and all restrictions on CMRS, GSM and/or data service to prevent the occurrence of Fraudulent Usage. If the Carrier suspects a MDN assigned to IR is being used in a fraudulent manner by IR, an End User or any other person, the Carrier may, in its sole discretion and without prior notice, take such action as necessary for the protection of the Carrier facilities, systems, CMRS, GSM and/or data service, including interrupting or terminating the CMRS, GSM and/or data service provided to IR, an End User or any other person. The Carrier shall use reasonable commercial efforts to notify Reseller promptly following such interruption or termination of the CMRS, GSM and/or data service.

2.2.4 Brownouts. IR acknowledges that the Carrier, in its sole discretion, may implement a Brownout in its Territories (or any portion thereof), and may permit a Roaming Carrier to implement a Brownout in such MSA, RSA, MTA, or BTA experiencing fraudulent usage.

  2.3 IR’S CONDUCT OF BUSINESS. IR shall act in all respects on its own account and shall be solely responsible for all aspects of its business including, but not limited to, establishing its retail rate plans, any credit verification, processes and standards, deposits, provisioning, billing, Equipment, collection, consolidation, rebilling, End User billing complaints, customer service to End Users, toll/long distance calls, bad debt and any other support services in connection with its provision of Company Service and Roaming to End Users.

  2.4  EQUIPMENT COMPATIBILITY. IR shall ensure that any Equipment utilized by itself or End Users in connection with the Company Service and each End User’s use thereof shall at all times comply with the requirements outlined in this section. Company shall have no liability for IR’s Equipment or IR’s failure to maintain or meet such compatibility or requirements. Under no circumstances shall Company be responsible for or obligated to make any changes to its equipment, operations, facilities, or systems to accommodate any End User.

2.4.1 All equipment activated on the Carrier’s facilities shall comply with the following requirements, which are subject to change by the Carrier, including, but not limited to:

2.4.2 All Equipment shall be Authenticatable and certified by the Carrier.

2.4.3 All Equipment must be programmed with Carrier’s then current PRL. IR shall have responsibility for, including, but not limited to, any loss of service or higher rates than those set forth herein as a result of its or End User’s failure to update PRLs.

2.4.4 All equipment must be OTAPA and OTASP-capable.

COMPANY MAKES NO WARRANTY OR PRESENTATION, EITHER EXPRESS OR IMPLIED CONCERNING THE SUITABILITY, DURABILITY, FITNESS FOR USE, MERCHANTABILITY, CONDITION OR QUALITY OF THE EQUIPMENT THAT ARE CERTIFIED IN ACCORDANCE WITH THIS AGREEMENT, AND IT EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

2.5 FORECAST/MDN INVENTORY MANAGEMENT. IR shall submit activation forecasts so that MDN’s can be requested from the Carrier in the areas where IR is selling service. The Carrier will fulfill orders in a reasonably expedient manner consistent with its then current practices; provided; however, that Carrier’s obligation to provide MDNs is subject to the availability of the MDNs and the capacity of the Carrier facilities, and Carrier has no obligation to construct additional facilities or otherwise provide additional capacity. To the extent IR does not provide this forecast, or if the forecast provided is materially inaccurate, it may cause a delay in the provision of the MDNs to IR. Company shall have no liability for capacity limitations of facilities or MDN shortages. Information disclosed by IR in the forecast provided pursuant to this section shall be confidential information of IR. It is IR’s obligation to obtain information about MDN ‘jeopardy” markets. Such information may be obtained in the NANPA website (www.nanpa.com).

2.5.1 In order to request new MDNs in a Rate Center (defined as a geographically specified point for determining mileage sensitive rates for PSTN calls), IR must meet a utilization threshold of 75% of End Users compared to the total MDNs issued (the “Utilization Threshold”). With regard to Rate Centers located in states that require different or higher Utilization Thresholds, the state-mandated Utilization Threshold will apply. The Carrier will not issue additional MDNs within a Rate Center until the applicable Utilization Threshold is met. In the event the Carrier is required to meet additional state or Federal MDN management requirements, the Carrier shall use commercially reasonable efforts to notify Company and IR of any such requirements; provided however, that Carrier’s failure to notify Company and IR shall not exempt IR from compliance with such requirements.

2.5.2 All numbers used by IR will reside in the Carrier-owned Home Location Register (“HLR”) database(s) in the Carrier facilities. IR acknowledges and agrees that each Number represents a unit of access to the Carrier facilities in a particular portion of a designated Territory and that neither IR nor an End User shall acquire any proprietary interest in any specific Number assigned for their use. IR acknowledges and agrees that IR does not own the Numbers and that the Carrier reserves the right, upon reasonable advanced written notice to IR, to assign, designate, or change any such Number in its discretion, or as required by the applicable numbering authority or other authority, agency, or Person with jurisdiction over such numbering assignments. Pursuant to applicable law, End Users may acquire a proprietary interest in the MDN.

2.6. INTERFERENCE. If IR or one or more End Users interferes, permits, or causes interference with the Carrier facilities or systems, or the use of an MDN assigned to an End User or IR may cause interference, in Carriers sole discretion, upon discovery of any such abuse by an End User or from an MDN by either of the parties, the party having such knowledge shall promptly notify the other party. In the event the interference is caused by, or suspected to be caused by an End User, IR shall immediately order the End User to cease from engaging in such act(s) of interference. To the extent such interference continues despite the above, Carrier shall have the right to discontinue IR service to that End User or the MDN assigned thereto and/or deny IR’s access, and Carrier shall provide Company, and Company will in turn provide to IR, with written notification of such discontinuance immediately thereafter. IR shall assist Company in taking all actions necessary to prevent further interference.

2.7. COMPLIANCE WITH LAWS. IR represents, warrants, and covenants: (a) that it shall comply in all material respects with all applicable local, state, and federal laws and any governmental rule, regulation or ordinance including, but not limited to, all FCC regulations and rules; and (b) that all functionality provided by IR does and will comply in all respects with the Communications Assistance for Law Enforcement Act (“CALEA”).

2.7.1 The Carrier may modify this Agreement to comply with any final FCC opinion, order, directive, rule or regulation adopted by the FCC related to resale practices; provided that IR may terminate this Agreement if such modification materially and adversely affects IR’s ability to perform hereunder or if a material term or condition is changed in this Agreement, within thirty (30) days after receipt of notice of any such modification by giving Company thirty (30) days written notice.

2.8 FINANCIAL PROTECTIONS. In order to protect Company and Carrier from consequences of IR’s failure to perform its obligations under this Agreement, including, but not limited to IR’s obligation to pay Company in accordance with this Agreement, IR may be requested to provide Company or Carrier with an irrevocable Letter of Credit and/or deposit, as more fully described in this Section. All Letters of Credit pursuant to this Agreement must remain valid until (a) six (6) months after this Agreement expires, or is terminated, provided, in either case, that all related charges are paid to Company in full, or (b) Company, in its sole discretion, notifies IR in writing that such Letter of Credit may expire. IR acknowledges that the provisions of this Section are reasonably required by Company and Carrier to secure the performance of IR’s obligations under this Agreement and to protect Company and Carrier in the event that IR breaches any such obligation. The provisions of this Section are independent of, and in addition to, such rights and remedies as Company may have at law or in equity or otherwise for any misrepresentation or breach of this Agreement by IR.

2.8.1 The Letter of Credit shall be from a bank or other financial institution that is acceptable to Company.

2.8.2 Company’s failure to request that IR provide a Letter of Credit upon implementation shall not operate as a waiver of the requirement, and IR shall provide such Letter of Credit within fifteen (15) days of Company notifying IR of such requirement.

2.8.3 The amount of the Letter of Credit shall be determined by the Carrier. In the event that Carrier demands a Letter Of Credit, Company will provide written notification to IR of the required increase in the Letter of Credit and IR shall have thirty (30) days to comply.

2.8.4 IR shall provide Company a deposit equal to five (5) days average subscriber usage as calculated from the previous months’ total billing. IR shall have thirty (30) days to comply with any request for an increase in the deposit amount.

2.10 RADIO FREQUENCY (RF) ENHANCER. IR shall not install, deploy, or use any regeneration equipment or similar mechanism (for example, a repeater) to originate, amplify, enhance, retransmit or regenerate a transmitted RF signal.

ARTICLE III

OBLIGATIONS OF COMPANY

  3.1. CARRIER SERVICE. Subject to the terms, limitations and conditions set forth herein, the underlying Carrier shall provide service to the IR in the designated Territories. If the Carrier divests in any of the Territories or loses it FCC license to provide such service, the Carrier shall provide IR notice of such divestiture or loss and Carrier‘s obligations hereunder shall cease with respect to such affected Territory.

3.2. ROAMING SERVICE. IR hereby acknowledges and agrees that the Company or Carrier is not responsible for the billing practices, service charges or ultimate availability of Roaming from Roaming Carriers, and Company and Carrier are not obligated to provide CMRS, GSM and/or Data Service in areas where Carrier does not have an FCC license, has not entered into a Roaming Agreement, or loses its Roaming Agreement. Carrier agrees, however, to make Roaming available to IR in any MSAs, MTAs, RSAs or BTAs in which Carrier has Roaming agreements, subject to Company’s current PRL. IR shall pay Company for roaming charges incurred on MDNs assigned to IR in accordance with this agreement.

3.3. CARRIER SERVICE OUTAGES. Subject to the terms set forth herein, a credit allowance will be made, at the IR’s request, in the form of a prorate adjustment of the recurring charges billed by the Carrier for a period of total Carrier service outage in the Territory that exceeds twenty-four (24) consecutive hours. Such credit allowance shall be IR’s sole remedy and compensation for any such outage. For other than a total Carrier service outage, a credit allowance, at rates for monthly access outlined in the Master Service Agreement, will only be given to the IR for time actually credited to End Users by IR who are unable to use service due to a service-affecting interruption in excess of twenty-four (24) consecutive hours. Any credit granted by the Carrier will be passed on to Reseller when Company has received the credit from the Carrier.

In the event the IR or an End User is affected by such interruption for a period of less than twenty-four (24) continuous hours, no such adjustment shall be made. No adjustments shall be allowed for accumulating periods of discontinuous interruption. IR’s request for credit must be received by the Company in writing within ten (10) days following the end of the period of interruption that qualifies for a credit. The credit allowance for a service outage will be computed by dividing the duration of the service affecting interruption (measured in days from the time the interruption is reported to and confirmed by Company) by thirty (30) and multiplying the result by Company’s monthly recurring charges for each interrupted MDN. In no case shall the credit exceed the recurring charges for that period. No other liability shall attach to Company as a result of such interruption to service. No credit allowance will be given for interruptions caused by the negligence or willful act of the IR or its End User, for failures or communication between Company and Reseller, power outages or other occurrences considered force majeure, or for interruptions caused by failure or equipment or service not provided by Company.

ARTICLE IV

RATES, CHARGES, FEES AND OTHER

  4.1 RATES, CHARGES, FEES AND OTHER AMOUNTS. In consideration for the Company Service and Roaming to be provided hereunder, IR shall pay Company the rates for CMRS, GSM and/or Data Service as set forth in the Master Service Agreement.

4.2 COMPANY’S RIGHT TO MODIFY RATES, CHARGES, FEES AND OTHER AMOUNTS. IR hereby acknowledges and agrees that the underlying Carrier may change, terminate, adjust, and/or modify, any and all of its rates, charges, fees, tables, charts, discounts, and/or the qualification requirements (if any, for such items) upon thirty (30) days notice to Company and Company has the right to pass through those changes to the IR. IR acknowledges and agrees that any such change, termination, adjustment and/or modification shall apply to all MDNs to which IR has made available to the respective MDN the affected rate plan and that no such MDNs shall be permitted to remain on such changed, terminated, adjusted or modified plan, except as expressly provided by Company in the notice required under this Section 4.2. If the change in rates, charges or fees is materially adverse to IR, IR may terminate this Agreement within thirty (30) days after receipt of such notice by providing thirty (30) days written notice of termination to Company. If Company does not receive such written notice within the thirty (30) day period, IR shall be deemed to have accepted such changes.

4.3 CALCULATION FOR COMPANY SERVICE. Company shall charge IR for Company Service in accordance with the following practices. All data airtime is rounded up to the next full minute per transmission by an MDN with respect to IS95A Data, and all data usage with respect to EVDO Service and/or 1X Service will be rounded up to the nearest kilobyte on a monthly basis per MDN. All monetary charges will be rounded up to the nearest cent per month per MDN. Charges for each Data Service session typically begin when End User presses or clicks the “SEND” or “Connect” button for the Data Service session at the user interface. Charges typically end when the Equipment disconnects from the Facilities, which may be a few seconds after the End User presses or clicks the “END” or “Disconnect” button or the session or call is otherwise disconnected. In the event (a) during an IS95A Data session, and End User travels outside the Territory or the connection to the Facilities of Company or a Roaming Carrier are otherwise temporarily unavailable, or (b) during an EVDO Service and/or 1X Service session, an End User travels outside the EVDO Footprint and/or the Territory or the connection to the Company Facilities is otherwise temporarily unavailable; and such End User referenced in (a) or (b), as applicable, successfully continues with such Data Service session after returning within five (5) minutes, the End User will be billed for the entire length of such Data Service session and/or airtime from start/connect to end/disconnect.

4.3.1 Chargeable time for a completed call received by an MDN begins when the call is answered and ends when the Equipment disconnects from the Facilities, which may be a few seconds after the “END” button is pressed or the call is otherwise disconnected. Notwithstanding the foregoing, in some Territories and unanswered call that rings for sixty (60) seconds or more will be billed. The charges for Company CMRS are based on per minute usage and any usage is rounded up to the next minute when fractional minutes are used by the IR or End User. The rates charged in the designated Territories are set for in the Master Service Agreement.

   4.4 BILLING SERVICES. Company shall make available access to the invoice via the System, within thirty (30) days of the end of each billing cycle. Company shall not be liable for any inaccuracies in the charges to IR or other inaccuracies over which the Company has no control. Company will reasonably cooperate with IR’s legitimate efforts to correct any such inaccuracies. IR expressly acknowledges that some charges incurred in a billing cycle may not appear on the Invoice for such billing cycle and that such charges will appear on the subsequent Invoices. IR is responsible for payment of any and all charges that all delayed or appear on subsequent Invoices. If any Invoice is not available to Company to access within five (5) business days after the customary availability date established by previous availability dates, Company shall notify the Carrier immediately. Company will notify the Carrier of any physical defects in the Invoice within ten (10) days of such download by Company.

  4.4.1 IR shall pay any amount due and payment for any amounts due contained in an Invoice or otherwise owed to Company hereunder shall be due in United States Dollars no later than the due date specified in such invoice. IR has no right to offset or withhold any amounts from Company, including, without limitation, any disputed item. Any amounts required to be paid hereunder will be deemed paid when received, subject to collection, at the location designated by Company on the Invoice being paid.

  4.4.2 If IR disputes any part of any invoice, IR must provide Company with written notice of the dispute containing a detailed description of the request for each specific item disputed within sixty (60) days of the Invoice date. If IR fails to provide Company with such written notice of the dispute within sixty (60) days of the Invoice date, then Company shall not be obligated to investigate or revise the Invoice and IR waives any rights to such disputed items. Upon receipt of any properly documented dispute, Company will forward such dispute to the Carrier, and the Carrier has sixty (60) days to provide Company with any response in connection with a disputed item. Any amount due Company by IR which is not paid in full by the due date shall be subject to a late payment charge equal to the maximum interest rate permitted by applicable law from the due date thereof until paid (the “Late Fees”).

  4.5 TARIFFS. In the event that the Company Service provided pursuant to this Agreement or the rates or other charges set forth in the Master Service Agreement become subject to any federal, state, or local regulation, then the parties shall work together to address any conflicting terms and conditions in effect under such regulation.

ARTICLE V

COMPANY AND CARRIER MARKS

5.1 IR hereby acknowledges that the Carrier names, logos, trademarks, and service marks are the sole property of the Carrier and/or their affiliates, and are good, valid, and enforceable in law and equity. IR shall not challenge or assist in challenging the validity of registrations thereof, or engage in any activities or commit any acts, directly or indirectly, which may consent, dispute or otherwise impair such right, title and interest of Carrier or its Affiliates therein. IR shall not acquire, nor claim any right, title or interest in or to Carrier Marks. IR acknowledges and agrees that it has no right, title or interest in any of Carrier Marks.

5.2 IR shall not use any of the Carrier Marks as part of its corporate, trade or business names. Any use of the Carrier Marks by reseller shall be a violation of this Agreement and shall constitute an infringement of such Carrier Marks.

5.3 IR shall not use the Carrier Marks in any advertising, sales promotion, press releases or other publicity matters. IR shall not use any language from which the Carrier Marks may be inferred or implied. The only permission granted to IR to use Carrier’s name is limited to circumstances where such use is necessary to respond to a specific End User’s or a prospective End User’s request for information regarding the Facilities on which the service is provided. The approved language is as follows: Service is provided on the Verizon Wireless network.

5.4 Upon termination or expiration of this Agreement, IR shall have no right to continue any use of Carrier Marks to the extent it was expressly granted permission to do so hereunder.

5.5 IR shall fully indemnify and hold harmless Carrier and Company from any and all claims, losses, damages or other expenses (including reasonable attorney’s fees) that arise or result from IR’s unauthorized use of a Mark.

5.6 A breach by IR under this Section shall constitute immediate and irreparable injury to Carrier and Company not compensable in money damages and shall warrant preliminary and other injunctive and equitable relief upon a showing satisfactory to the court to which an application for relief may be made of the failure to carry out such obligation.

5.7  All marketing materials presented to the customer, including the website, must identify the Reseller as “powered by” or other form of designation, which makes it clear to the customer that service is provided by the Reseller rather than the Carrier.

ARTICLE VI

WARRANTY AND LIMITATION OF LIABILITY

6.1 NO WARRANTY. COMPANY MAKES NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, CONCERNING THE FACILITIES, SYSTEMS, OR THE CMRS AND/OR THE DATA SERVICE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. THIS SECTION SHALL APPLY TO IR AND ANY OF IR’S END USERS.

IR expressly acknowledges that Company shall have no liability for any failure, defects, malfunctions or errors in the Facilities, Systems, or for the provision of CMRS and/or Data Service hereunder to IR or its End Users.

6.2 INDEMNITY. Company shall not be liable for, and IR shall defend, indemnify and hold harmless Company from, any and all damages, claims, actions, losses, liabilities and other expenses (including reasonable attorney’s fees) (“Losses”) that may arise out of third party claims brought against Company to the extent such Losses result from: (i) any action brought by a service provider of IR or End User in connection with Reseller’s resale of Company Service, the Equipment or IR’s End User contract (including personal injury), (ii) any libel, slander, or infringement of copyright arising from the material transmitted over the Facilities by IR or End Users, (iii) any infringement of copyrights, patents or intellectual property rights arising from or in connection with the Equipment when used with the Facilities by IR or by an End User, (iv) any breach or violation of this Agreement by IR, (v) any breach of any of the representations made by IR in this Agreement, or (vi) any act or omission of Reseller in connection with IR’s use or resale of CMRS, GSM and/or Data Service pursuant to this Agreement. The rights of Company under this Section 9.2 are independent of, and in addition to, such rights and remedies Company may have at law or in equity or otherwise, including the right to seek specific performance, rescission, or restitution.

6.3 NO LIABILITY. UNDER NO CIRCUMSTANCES WILL COMPANY HAVE ANY LIABILITY TO IR OR ANY END USER FOR ANY CAUSES OF ACTION, LOSSES OR DAMAGES ARISING OUR OF (i) MISTAKES, OMMISSIONS, INTERRUPTIONS, ERRORS, OR DEFECTS IN FURNISHING CMRS AND/OR DATA SERVICE, OR (ii) FAILURES OR DEFECTS IN FACILITIES OR SYSTEMS.

6.3.1 Company shall have no liability or obligation to IR with respect to any loss suffered by IR in connection with or arising from the acts or omissions of any Roaming Carrier for any reason, including the failure or, or defect in, any Facilities relating to the delivery of CMRS, GSM and/or Data Service.

6.4 FACILITY MODIFICATIONS. IR acknowledges that CMRS, GSM or Data Service is a rapidly changing industry and technology and as such Company shall not be liable to IR or to the IR’s End Users if changes in any of the Facilities, Systems, operations, equipment, procedures, or service render obsolete any Equipment, service, software and/or applications provided by IR to End Users in conjunction with use of the Carrier service.

6.5 PRIVACY AND SECURITY OF COMPANY SERVICE. IR acknowledges neither Company, Carrier nor its Affiliates can guarantee privacy or security of any transmission, including conversations and/or data transmission through the use of Carrier service.

6.6 CAPACITY LIMITATION. The parties recognize that unusual concentrations of Carrier service usage may occur in certain locations. Carrier nor Company shall incur no liability for its inability to provide inadequate service hereunder if such liability is due to a lack of capacity on the Company or Carrier Facilities which results from the aforesaid usage concentration, and nothing herein shall require Carrier to expend any capital or resources to ensure capacity for IR’s or its End Users’ use of Carrier service.

6.7 POST TERMINATION/EXPIRATION OBLIGATIONS. Upon termination or expiration of this Agreement, IR shall remain solely responsible for its obligation to End Users existing immediately prior to termination and for all charges incurred by IR or its End Users for CMRS and/or Data Service and Roaming.

6.7.1 Termination or expiration of this Agreement shall not release either party from:

a. any liability which has already accrued to the other party hereto at the time of termination or expiration;

b. any liability which thereafter may accrue with respect to any act or omission prior to termination or expiration;

c. any obligation which is expressly stated herein to survive termination or expiration.

Notwithstanding the foregoing, upon notice of termination of this Agreement, or upon expiration of the Term, Company may, without liability, cancel any of IR’s pending orders for additional MDNs

6.7.2 In the event of termination of this Agreement, Company is not obligated to ensure that any End User is able to continue to utilize Company Service or to transfer the End User’s MDN, except for termination by the IR in which IR is still using Company billing system, in which case Company will work with Carrier to transfer the MDNs to the new agreement. As transfer of MDNs from one contract to another requires approval and participation of the Carrier, Company cannot guarantee Carrier’s willingness or timeliness to make such transfer.

6.8 DISCONNECTING END USERS. In the event of termination or expiration of this Agreement, Company may route IR’s End Users to a Company generated recording (or other message delivery system) advising that:

6.8.1 End Users’ MDNs are disconnected; and

6.8.2 That any requests regarding prior services and/or the disconnection should be directed to IR.

In such event, IR hereby releases and holds harmless Company and Carrier from any and all claims and causes of action that may arise from such communications with End Users.

Schedule E

Retail Rates

Verizon Pricing

EUGRO MOBILE Verizon Pricing
Pricing as of January 1, 2007

Rate Plan Name	Included Peak Minutes	Included Off-Peak Minutes	Retail Price	Client Commissions
Flex 100	100	0	$20.00	24%
V175	175	3,000	$30.00	24%
V400	400	3,000	$50.00	24%
V750	750	3,000	$75.00	24%
V1250	1,000	3,000	$100.00	24%
V2000	2,000	3,000	$150.00	24%

Cingular Pricing

EUGRO MOBILE Cingular Pricing
Pricing as of January 1, 2007

Rate Plan Name	Included Peak Minutes	Rate/Min	Retail Price	Client Commissions
10	100*	$.10	$10.00	24%
20	200*	$.10	$20.00	24%
30	300*	$.10	$30.00	24%
50	400*	$.10	$50.00	24%

Eugro Mobile GSM will provide customers with 30 free minutes of airtime for each SIM purchased.
*.25 cents daily fee applies.

SIM Cards

Pricing - All SIM cards are $7.00 for the first three (3) months.

All prices for SIM cards and service plans are subject to change. EUROPHONE will provide Client with at least 30 days notice of any changes in plan pricing and SIM card pricing.